FOR IMMEDIATE RELEASE	June 28, 2017
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

THE MIAMI, FLORIDA MSA

Freehold, New Jersey…. June 28, 2017……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 237,756 square foot industrial building located at 27200 SW 127th Avenue, Homestead, FL at a purchase price of $38,347,933. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 50.4 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce this high-quality acquisition leased for 15 years to FedEx Ground. This Class A distribution center is situated on 50 acres near the Florida Turnpike. The Florida economy consistently ranks as one of the fastest growing state economies in our nation. The many Florida ports, including the Port of Miami, are poised to become the most substantial beneficiaries of the recently expanded Panama Canal. With this acquisition, Monmouth now owns 13 properties, comprising 1.9 million square feet, strategically situated throughout the Sunshine State.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 104 properties containing a total of approximately 17.8 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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